EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
November 19, 2010

Contact:	Guida R. Sajdak
Senior Vice President, Chief Financial Officer and Treasurer
Telephone: (413) 594-6692

Chicopee Bancorp, Inc.  Announces Fifth Stock Repurchase Plan

Chicopee Bancorp, Inc. (the, “Company”) (Nasdaq: CBNK), the holding company for Chicopee Savings Bank, announced today that its Board of Directors has approved its fifth stock repurchase program (the “Repurchase Program”). Under the Repurchase Program, the Company intends to repurchase up to 303,004 shares, or approximately 5%, of the Company’s outstanding shares of common stock. The Company will commence its fifth stock repurchase program immediately upon the completion of its fourth repurchase program, announced on February 26, 2010 which has 21,345 shares remaining. The Company intends to purchase its shares from time to time at prevailing prices in the open market, in block transactions, in privately negotiated transactions, or under rule 10b-5(1) repurchase plans. The repurchased shares will be held by the Company as treasury stock and will be available for general corporate purposes. Mr. William J. Wagner, President and CEO, “Our strong capital position gives us the flexibility to repurchase these shares when opportunities arise and provides us another capital management strategy to continue our commitment to maximize shareholder value”

Chicopee Bancorp, Inc. is a publicly owned corporation and the holding company for Chicopee Savings Bank. Chicopee Savings Bank is headquartered in Chicopee, Massachusetts and operates nine offices in West Springfield, Ludlow, Chicopee, Ware, and South Hadley Massachusetts. Chicopee Savings Bank offers a broad array of retail and commercial lending and deposit services.